Exhibit 99.1

Red Robin Gourmet Burgers Completes the Acquisition of Federal Way Restaurant in Washington State

Greenwood Village, CO — (BUSINESS WIRE) —November 21, 2006 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that it has acquired the Federal Way restaurant in the state of Washington.

The Federal Way restaurant, along with the Puyallup restaurant location, were the two remaining Red Robin® restaurants to be acquired under the previously announced acquisition of 13 restaurants operated by Great Western Dining.  These two restaurants have been operated by the Company under a management services agreement since July 10, 2006, when the Company acquired the other 11 restaurants.  The net proceeds paid at the final closing for the Federal Way restaurant were approximately $3.4 million, which were paid in cash.

The Company expects to finalize the acquisition of the Puyallup restaurant before the end of this year. The Company expects to record a one-time charge of approximately $0.01 per diluted share in the fourth quarter of fiscal 2006 relating to the termination of the franchise agreement for the Puyallup restaurant as it operated at a royalty rate lower than current market royalty rates. For accounting purposes, the financial results from all 13 restaurants have been consolidated in the Company’s financial results  since July 10, 2006.

About Great Western Dining

Great Western Dining was founded in 1981 by Marc Zanner, Dick Radloff and Jack Rodgers when they opened their first Red Robin franchise.  Under various partnerships affiliated with Great Western Dining, the company grew to operate 13 franchised Red Robin® restaurants in Western Washington.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers, Inc. (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin® restaurants serve gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 335 Red Robin® restaurants across the United States and Canada.

Forward-Looking Statements

Certain information and statements contained in this press release are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “expects,” “to be acquired” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to consummate the acquisition of the remaining restaurant from our franchisee in the state of Washington; our ability to integrate the acquired restaurants and operate them as expected; finalization of purchase price and purchase price accounting adjustments related to the acquisition of the Washington franchised restaurants; our ability to achieve and manage our planned expansion; lack of brand awareness in new markets; our ability to open restaurants and operate them as expected; changes in the cost and availability of building materials and restaurant supplies; our ability to reduce construction costs in our building; the concentration of our restaurants in the Western United States; changes in consumer preferences, general economic conditions or consumer discretionary spending; effectiveness of our management strategies, initiatives and decisions; changes in availability of capital or credit facility borrowings; changes in the availability and costs of food; increases in energy costs; potential increases in labor expense due to pending minimum wage legislation in some states; costs of legal fees related to defending class actions and other lawsuits and legal matters; our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; our ability to attract, motivate and retain qualified team members; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures;  additional costs associated with compliance, including the Sarbanes-Oxley Act of 2002 and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy
Integrated Corporate Relations
203-682-8200